Exhibit 2 – Corporate Charter

SECRETARY OF STATE

(The Great Seal of State of Nevada)

CORPORATE CHARTER

I, ROSS MLLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that SWEETWATER RESOURCES, INC., did on July 24, 2007, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by law of said State of Nevada.

                    IN WITNESS WHEREOF, I have hereunto set my
                    hand and affixed the Great Seal of State, at my office
                    on July 24, 2007.

(Seal of State of Nevada)                                                                                       ROSS MILLER

                   ROSS MILLER
                   Secretary of State

                          By
                    Certification Clerk